Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of our securities is intended as a summary only.  This description is based on our certificate of incorporation, as amended (the “Certificate of Incorporation”), our bylaws, as amended (the “Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”).  This summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, each of which is filed as an exhibit to this Annual Report on Form 10-K.  We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information.

As used herein, the terms “we,” “our” and “us” refer to ADTRAN, Inc.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights.  The election of directors by our stockholders shall be determined by a majority of the votes cast by the stockholders entitled to vote on the election.  All of our common stock outstanding is fully paid and nonassessable.  No common stock is subject to call.  Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors. There are no special rights or restrictions of any nature attaching to any of our common stock.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities.  Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Indemnification of Officers and Directors

The Certificate of Incorporation contains provisions for the indemnification of our directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL.  These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Provisions of the Certificate of Incorporation, the Bylaws and the DGCL That May Have Anti-Takeover Effects

  The Certificate of Incorporation, the Bylaws and the DGCL contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.  These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us.  However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Common Stock.  The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the rules of any stock exchange on which our securities may be listed.  These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans.  The existence of authorized but unissued and unreserved shares of our common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders.  The Certificate of Incorporation and the Bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer, our president or our board of directors.

Delaware Business Combination Statute.  We are subject to Section 203 of the DGCL.  Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

                American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Exchange Listing

                Our common stock is traded on the Nasdaq Global Select Market under the symbol “ADTN.”